FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement Nos. 333-268718 and 333-268718-01 Dated July 25, 2024

Callable Contingent Income Securities due August 4, 2034

Payments on the Securities Based on the Performance of the S&P 500® Index

Fully and Unconditionally Guaranteed by Bank of America Corporation

Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest. Investors will not participate in any appreciation of the S&P 500® Index. The securities are for investors who seek an opportunity to earn contingent quarterly coupon payments at a potentially above-market rate in exchange for the risk of losing their principal and the risk of receiving no contingent quarterly coupon when the S&P 500® Index on the related observation date closes below the coupon barrier level, and the risk of an early redemption of the securities at our discretion. The securities are our senior debt securities. Any payments on the securities are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). The securities are issued as part of BofA Finance LLC’s (“BofA Finance”) “Medium-Term Notes, Series A” program.

SUMMARY TERMS
Issuer:		BofA Finance
Guarantor:		BAC
Underlying index:		S&P 500® Index (Bloomberg symbol: “SPX”)
Stated principal amount:		$1,000.00 per security
Issue price:		$1,000.00 per security
Pricing date:		August 1, 2024
Original issue date:		August 6, 2024 (3 business days after the pricing date)
Maturity date:		August 4, 2034
Call feature:		Beginning on February 6, 2025, on any quarterly redemption date, we have the right to redeem all (but not less than all) of the securities for a redemption payment equal to the stated principal amount plus any contingent quarterly coupon otherwise due with respect to the relevant observation date. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable redemption date. No further payments will be made on the securities once they have been redeemed.
Contingent quarterly coupon:

If, on any observation date, the index closing value on such date is greater than or equal to the coupon barrier level, we will pay a contingent quarterly coupon of at least $17.25 per security (equal to a rate of at least 1.725% per quarter or at least 6.90% per annum) on the related coupon payment date. The actual contingent quarterly coupon will be determined on the pricing date.

If, on any observation date, the index closing value on such date is less than the coupon barrier level, no contingent quarterly coupon will be paid with respect to that observation date

Payment at maturity:		If the securities have not previously been redeemed, investors will receive on the maturity date a payment at maturity determined as follows:
	If the final index value is greater than or equal to the downside threshold level:	the stated principal amount and the contingent quarterly coupon with respect to the final observation date
	If the final index value is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Initial index value:		The index closing value of the underlying index on the pricing date.
Final index value:		The index closing value of the underlying index on the final observation date.
Index performance factor:		The final index value divided by the initial index value
Redemption dates:		Beginning on February 6, 2025, quarterly, as set forth under "Observation Dates, Coupon Payment Dates and Redemption Dates” below.
Observation dates:		Quarterly, beginning November 1, 2024, as set forth under "Observation Dates, Coupon Payment Dates and Redemption Dates" below, subject to postponement as set forth in "Description of the Notes -- Certain Terms of the Notes -- Events Relating to Observation Dates" beginning on page PS-23 of the accompanying product supplement.
Final observation date:		August 1, 2034, subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Coupon payment dates:		Quarterly, beginning November 6, 2024, as set forth under "Observation Dates, Coupon Payment Dates and Redemption Dates” below.
Coupon barrier level:		75% of the initial index value.
Downside threshold level:		75% of the initial index value.
CUSIP / ISIN:		09711DNH1 / US09711DNH16
Listing:		The securities will not be listed on any securities exchange.
Estimated value on the pricing date:	Expected to be between $922.50 and $972.50 per $1,000 in principal amount of securities. See “Structuring the securities” in the preliminary pricing supplement.
Preliminary pricing supplement	https://www.sec.gov/Archives/edgar/data/70858/000148105724009582/form424b2.htm
Observation Dates	Coupon Payment Dates / Redemption Dates
November 1, 2024	November 6, 2024*	*Denotes that such date is not a “Redemption Date”
February 3, 2025	February 6, 2025	The pricing date, issue date and other dates set forth herein are subject to change, and will be set forth in the final pricing supplement relating to the securities.
May 1, 2025	May 6, 2025
August 1, 2025	August 6, 2025
November 3, 2025	November 6, 2025
February 2, 2026	February 5, 2026
May 1, 2026	May 6, 2026
August 3, 2026	August 6, 2026
November 2, 2026	November 5, 2026
February 1, 2027	February 4, 2027
May 3, 2027	May 6, 2027
August 2, 2027	August 5, 2027
November 1, 2027	November 4, 2027
February 1, 2028	February 4, 2028
May 1, 2028	May 4, 2028
August 1, 2028	August 4, 2028
November 1, 2028	November 6, 2028
February 1, 2029	February 6, 2029
May 1, 2029	May 4, 2029
August 1, 2029	August 6, 2029
November 1, 2029	November 6, 2029
February 1, 2030	February 6, 2030
May 1, 2030	May 6, 2030
August 1, 2030	August 6, 2030
November 1, 2030	November 6, 2030
February 3, 2031	February 6, 2031
May 1, 2031	May 6, 2031
August 1, 2031	August 6, 2031
November 3, 2031	November 6, 2031
February 2, 2032	February 5, 2032
May 3, 2032	May 6, 2032
August 2, 2032	August 5, 2032
November 1, 2032	November 4, 2032
February 1, 2033	February 4, 2033
May 2, 2033	May 5, 2033
August 1, 2033	August 4, 2033
November 1, 2033	November 4, 2033
February 1, 2034	February 6, 2034
May 1, 2034	May 4, 2034
August 1, 2034 (final observation date)	August 4, 2034* (maturity date)
Hypothetical Payment at Maturity (if the securities have not been previously redeemed)
Change in the Performance of the Underlying Index	Payment at Maturity (excluding any contingent quarterly coupon payable at maturity)
+50.00%	$1,000.00
+20.00%	$1,000.00
+10.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-25.00%	$1,000.00
-26.00%	$740.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-100.00%	$0.00

You will find a link to the accompanying preliminary pricing supplement for the securities above and links to the accompanying product supplement, prospectus supplement and prospectus for the securities under “Additional Information about the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the securities.

This free writing prospectus is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering.

Underlying Index

For information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Structure-related Risks

▪	Your investment may result in a loss; there is no guaranteed return of principal.
▪	Your return on the securities is limited to the return represented by the contingent quarterly coupons, if any, over the term of the securities.
▪	The securities are subject to early redemption, which would limit your ability to receive the contingent quarterly coupons over the full term of the securities
▪	You may not receive any contingent quarterly coupons.
▪	Your return on the securities may be less than the yield on a conventional debt security of comparable maturity.
▪	The contingent quarterly coupon, redemption payment or payment at maturity, as applicable, will not reflect changes in the level of the underlying index other than on the observation dates.
▪	Any payments on the securities are subject to our credit risk and the credit risk of the guarantor, and any actual or perceived changes in our or the guarantor’s creditworthiness are expected to affect the value of the securities.
▪	We are a finance subsidiary and, as such, have no independent assets, operations, or revenues.

Valuation- and Market-related Risks

▪	The price to public you pay for the securities will exceed their initial estimated value.
▪	The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your securities in any secondary market (if any exists) at any time.
▪	We cannot assure you that a trading market for your securities will ever develop or be maintained.

Conflict-related Risks

▪	Trading and hedging activities by us, the guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the securities and their market value.
▪	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.

Underlying Index-related Risks

▪	The publisher of an underlying index may adjust that underlying index in a way that affects its levels, and the publisher has no obligation to consider your interests.

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain, and may be adverse to a holder of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities—Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.